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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]


Check the appropriate box:
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     RULE 14A-6(E)(2))

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[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Lyondell Chemical Company
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                              [Lyondell letterhead]

April 30, 2003

Mr. Eric D. Roiter
Senior Vice President and General Counsel
Fidelity Management and Research
82 Devonshire Street--Mail Zone E30E
Boston, MA 02109

Dear Mr. Roiter,

Lyondell Chemical Company is interested in and would like to address Fidelity's concerns regarding the proposed Amended and Restated Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors (the "Plan"), as presented in Lyondell's Proxy Statement dated March 26, 2003. We understand that Fidelity has one principal area of concern:

         The Board/Committee should not be authorized to materially amend the
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         plan without shareholder approval. Material amendments are those that
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         (i) materially increase the benefits accruing to participants under the
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         plan, (ii) materially increase the number of securities which may be
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         issued under the plan or (iii) materially modify the requirements for
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         participation in the plan. As described in Lyondell's Proxy Statement,
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         all of Lyondell's active equity compensation plans have been approved by shareholders and our practice has been to not make material modifications to equity compensation plans without shareholder approval. As a result, management is willing to recommend to Lyondell's Board of Directors and the Corporate Governance and Responsibility Committee of Lyondell's Board of Directors that they adopt an amendment to the Plan to make Lyondell's current practice explicit in the Plan by restating Section 9 of the Plan in its entirety, as follows:

         Plan Termination or Amendment. The Committee at any time may terminate the Plan and from time to time may alter or amend all or any part of the Plan (including any amendment deemed necessary to ensure that the Company complies with any regulatory requirement in Section 7) without shareholder approval. No Plan termination or amendment may impair the rights of an Eligible Director to awards of Restricted Shares and associated Deferred Cash Payments granted under the Plan without the Director's consent. In addition, no Plan amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law or agreement or if such amendment would:

          (a) materially increase the benefits accruing to Eligible Directors under the Plan;

          (b) materially increase the number of shares of Common Stock authorized for grant under Section 8 of the Plan;

          (c) materially modify the requirements for participation in the Plan, as provided under Section 3 of the Plan;

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          (d)  allow the creation of types of awards other than as provided under Section 4 of the Plan; or

          (e)  change any of the provisions of this Section 9.

We appreciate the opportunity to resolve your concerns regarding the Plan. Lyondell's annual meeting of shareholders will be held on May 1, 2003. As a result, please contact me at your earliest convenience if you have any additional concerns regarding the Plan.

Sincerely yours,

/s/ Kerry A. Galvin

Kerry A. Galvin
Senior Vice President, General Counsel and Secretary